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Filed Pursuant to Rule 424(B)(3)
Registration No. 333-118691

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated November 26, 2004, as
supplemented by Prospectus Supplement No. 1
dated January 14, 2005)

CRA International, Inc.

$90,000,000 2.875% Convertible Senior Subordinated Debentures due 2034
2,250,000 Shares of Common Stock Issuable upon Conversion of the Debentures
135,939 Additional Shares of Common Stock

        This prospectus supplement supplements the prospectus dated November 26, 2004, as supplemented by Prospectus Supplement No. 1 dated January 14, 2005, of CRA International, Inc. (formerly known as Charles River Associates Incorporated) relating to the resale from time to time by selling securityholders of our 2.875% Convertible Senior Subordinated Debentures due 2034 held by certain securityholders and the shares of our common stock issuable upon conversion of the debentures. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

        See "Risk Factors" beginning on page 8 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the debentures.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 3, 2005

The section of the prospectus entitled "Selling Securityholders" on pages 59-61 of the prospectus, as supplemented by Prospectus Supplement No. 1 dated January 14, 2005, is amended and restated in its entirety to read as follows:

SELLING SECURITYHOLDERS

        The debentures were originally issued by us and sold by J.P. Morgan Securities Inc., Piper Jaffray & Co. and William Blair & Company L.L.C., as the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the debentures and common stock into which the debentures are convertible.

        The debenture holders listed below have represented to us that they purchased the debentures and the common stock issuable upon conversion of the debentures for their own account for investment only and not with a view toward selling or distributing them, except through sales registered under the Securities Act or exemptions. We agreed to file this registration statement to register the resale of the debentures and the common stock. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which the debentures and the common stock issuable upon their conversion no longer qualify as "registrable securities" under the resale registration rights agreement. In addition, pursuant to contractual arrangements with Gordon C. Rausser, a current stockholder, we are required to include for resale pursuant to this prospectus 135,939 shares of common stock held by Mr. Rausser.

        The following table shows information with respect to the selling securityholders and the principal amounts of debentures and common stock they beneficially own that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. None of the selling securityholders has had any material relationship with us or our affiliates within the past three years.

			Common Stock (Issuable Upon Conversion of the Debentures)
	Debentures
				Shares Beneficially Owned After Completion of this Offering(2)
Full Legal Name of Selling Securityholder	Principal Amount Beneficially Owned Prior to this Offering(1)	Principal Amount Beneficially Owned After Completion of this Offering(2)	Shares Beneficially Owned Prior to this Offering(1)(3)
III N High Yield Fund	$226,900	$0	5,673	0
Advent Convertible Master (Cayman) LP	3,701,000	0	92,525	0
Alpha U.S. Sub Fund 4 LLC	141,000	0	3,525	0
Barclays Global Investors Diversified Alpha Plus Funds	1,124,000	0	28,100	0
BNP Paribas Equity Strategies, SNC (4)	1,935,000	0	49,645	1,270
CNH CA Master Account L.P.	1,000,000	0	25,000	0
Context Convertible Arbitrage Fund, LP	900,000	0	22,500	0
Context Convertible Arbitrage Offshore, LTD	2,700,000	0	67,500	0
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	1,885,000	0	47,125	0
DBAG London	5,192,000	0	129,800	0
DKR SoundShore Opportunity Holding Fund Ltd.	1,750,000	0	43,750	0
ERB Family Investment, L.P.	67,000	0	1,675	0
Fore Convertible Master Fund, Ltd	3,372,000	0	84,300	0
Fore Credit Master Fund, Ltd	500,000	0	12,500	0
Fore Plan Asset Fund, Ltd	320,000	0	8,000	0
Forest Fulcrum Fund, L.P.	922,000	0	23,050	0
Forest Global Convertible Fund, Ltd, Class A-5	2,615,000	0	65,375	0
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	680,000	0	17,000	0
Grace Convertible Arbitrage Fund, Ltd.	3,500,000	0	87,500	0

Guggenheim Portfolio Company VIII (Cayman) Ltd	560,000	0	14,000	0
HFR Arbitrage Fund	238,000	0	5,950	0
HFR CA Global Opportunity Master Trust	1,168,000	0	29,200	0
HFR RVA Select Performance Master Trust	93,000	0	2,325	0
Highbridge International LLC	8,000,000	0	200,000	0
JP Morgan Securities Inc.	8,775,000	0	219,375	0
KBC Convertible Arbitrage Fund	450,000	0	11,250	0
KBC Convertible Opportunities	900,000	0	22,500	0
KBC Convertibles Mac 28 Limited	70,000	0	1,750	0
KBC Financial Products USA Inc.	2,000,000	0	50,000	0
KBC Multi Strategy Arbitrage Ltd	1,030,000	0	25,750	0
Laurel Ridge Capital, LP	500,000	0	12,500	0
LLT Limited	457,000	0	11,425	0
The Long Family Charitable Remainder Trust	29,600	0	740	0
Lyxor	358,000	0	8,950	0
Lyxor/Context Fund LTD	475,000	0	11,875	0
Lyxor/Convertible Arbitrage Fund Limited	345,000	0	8,625	0
Lyxor/Forest Fund Limited	2,685,000	0	67,125	0
Man Convertible Bond Master Fund, Ltd.	2,717,000	0	67,925	0
Man Mac 1 Limited	1,248,000	0	31,200	0
McMahon Securities Co. L.P.	1,500,000	0	37,500	0
Melody Aim Limited	50,000	0	1,250	0
Morgan Stanley & Co. Incorporated	4,500,000	0	286,062	173,562
National Bank of Canada	300,000	0	7,500	0
Polaris Vega Fund L.P.	4,350,000	0	108,750	0
Royal Bank of Canada	300,000	0	7,500	0
Singlehedge US Convertible Arbitrage Fund	440,000	0	11,000	0
Sphinx Convertible Arbitrage SPC	1,286,000	0	32,150	0
St. Thomas Trading, Ltd.	2,533,000	0	63,325	0
Sturgeon Limited	395,000	0	9,875	0
Sunrise Partners Limited Partnership	9,150,000	0	228,750	0
Technology Yield Fund, L.P.	676,500	0	16,913	0
Tribeca Investments Ltd.	3,000,000	0	75,000	0
UBS AG London-f/b/o HFS	3,000,000	0	75,000	0
UBS O'Connor LLC f/b/o O'Connor Global Convertible Arbitrage Master Ltd.	5,000,000	0	125,000	0
Univest Convertible Arbitrage Fund II LTD (Norshield)	125,000	0	3,125	0
Xavex Convertible Arbitrage 4 Fund	260,000	0	6,500	0
Zurich Institutional Benchmarks Master Fund Ltd.	1,210,000	0	30,250	0
Gordon C. Rausser (6)	0	0	226,939	91,000

(1)
The registration statement of which this prospectus is a part registers the resale by the selling securityholders of up to $90,000,000 in principal amount of the debentures and up to 2,250,000 shares of common stock issuable upon conversion of the debentures. The total amount in the columns entitled "Principal Amount Beneficially Owned Prior to this Offering" and "Shares Beneficially Owned Prior to this Offering" may exceed $90,000,000 and 2,250,000 shares, respectively, due to transfers among the selling securityholders.

(2)
We do not know when or in what amounts a selling securityholder may offer the debentures or shares of common stock for sale. The selling securityholder might not sell any or all of the debentures or shares offered by this prospectus. Because the selling securityholders may offer all or some of the debentures or shares pursuant to this offering, we cannot estimate the number of the debentures or shares that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the debentures or shares covered by this prospectus will be held by the selling securityholders.

(3)
Amounts assume conversion of all the securityholders' debentures at the initial conversion rate of 25.00 shares of common stock per $1,000 principal amount of debentures. However, the conversion rate is subject to adjustment as described under

  "Description of debentures—Conversion rate adjustments." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(4)
Shares beneficially owned prior to this offering includes 48,375 shares of common stock issuable upon conversion of the debentures held by BNP Paribas Equity Strategies, SNC, which are registered hereunder. Also includes 1,270 shares of common stock currently owned by BNP Paribas Equity Strategies, SNC that are not registered hereunder.

(5)
Shares beneficially owned prior to this offering includes 112,500 shares of common stock issuable upon conversion of the debentures held by Morgan Stanley & Co. Incorporated, which are registered hereunder. Also includes 173,562 shares of common stock currently owned by Morgan Stanley & Co. Incorporated that are not registered hereunder.

(6)
Shares beneficially owned prior to this offering includes 135,939 shares of common stock that are registered hereunder. However, these shares have been pledged to us as collateral for a loan issued to Mr. Rausser and are subject to contractual restrictions on resale. Also includes 91,000 additional shares of common stock currently owned by Mr. Rausser that are not registered hereunder.

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SELLING SECURITYHOLDERS